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                                   Exhibit 11

                              WASTE HOLDINGS, INC.
                       COMPUTATION RE: EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                      Three Months Ended     Nine Months Ended
                                                         September 30,         September 30,
                                                         -------------         -------------
                                                        2000        2001      2000        2001
                                                        ----        ----      ----        ----
Net income                                           $ 1,730     $ 2,023   $ 5,996     $ 5,311
                                                     =======     =======   =======     =======

Weighted average number of common shares
    issued and outstanding - Basic                    13,633      13,338    13,778      13,272

Common stock equivalents
    Options for common stock                             369         176       438         136
                                                     -------     -------   -------     -------

Weighted average common stock equivalents             14,002      13,514    14,216      13,408
Less treasury shares to be repurchased                  (187)       (153)     (217)       (127)
                                                     -------     -------   -------     -------

Weighted average shares outstanding - Diluted         13,815      13,361    13,999      13,281

Basic earnings per share                             $  0.13     $  0.15   $  0.44     $  0.40
                                                     =======     =======   =======     =======

Diluted earnings per share                           $  0.13     $  0.15   $  0.43     $  0.40
                                                     =======     =======   =======     =======
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